SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 29, 2007

TVI CORPORATION

(Exact name of registrant as specified in its charter)

Maryland	0-10449	52-1085536
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7100 Holladay Tyler Road, Glenn Dale, MD 20769

(Address of Principal Executive Offices)

(301) 352-8800

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On November 29, 2007, we and our wholly-owned subsidiary Signature Special Event Services, Inc. (“SSES”) entered into a Bill of Sale and Assignment of Contract Rights Agreement (the “Agreement”) with Classic Prime, Inc., a subsidiary of Event Rentals, Inc. (“Purchaser”), pursuant to which we sold shelter inventory assets based out of the California branch of SSES (the “Asset Sale”). The closing of the Asset Sale took place on November 29, 2007, simultaneously with the execution of the Agreement by the parties. The stated purchase price under the Agreement is $2.7 million, of which $2,430,000 was paid to us in cash at closing and $270,000 was placed by Purchaser into an escrow account to fund any purchase price adjustments required to reimburse Purchaser for the value of any assets not delivered to Purchaser at closing; provided that no purchase price adjustment will occur unless the total net purchase price adjustment exceeds $50,000. Under the escrow arrangements, Purchaser will have sixty (60) days to make claims under the escrow and any funds in escrow not subject to claims will be released to us from escrow on upon expiration of that period. The Agreement also provides for the assignment to the Purchaser of specified customer contracts.

In connection with the Asset Sale, we have agreed not to compete with respect to specified customers and with respect to tent or flooring rental services in the State of California for a period of two (2) years, with exceptions that allow us, among other things, to perform services, directly or indirectly, for any government or military customer or any disaster relief services for any customer.

We have obtained the consent to the Asset Sale of our senior secured lender, Branch Banking & Trust Company (“BB&T”), as required under our financing and security agreement, dated as of October 31, 2006, as amended (the “Credit Agreement”). BB&T has also agreed to release its lien on the assets subject to the Agreement. The net proceeds of the Asset Sale will be applied to reduce our indebtedness under our revolving credit facility under the Credit Agreement.

The description of the Agreement and the Asset Sale contained in this report is qualified in its entirety by reference to the Agreement, which is filed as Exhibit 2.1 to this report.

On November 29, 2007, TVI issued a press release announcing the Agreement, the closing of the Asset Sale and the closure of SSES’s California branch. A copy of the press release is attached hereto as Exhibit 99.1.

Item 1.02	Termination of a Material Definitive Agreement

On November 29, 2007, SSES exercised its right to terminate its lease for SSES’ California branch facility under a lease agreement with the Ernest & Alice Mark Family Trust and Michael & Sally Mark Family Trust, dated as of May 13, 2004, as amended by the First Extension of Lease Agreement, dated as of July 27, 2007 (together, the “Lease Agreement”). Under the Lease Agreement, SSES has the option to terminate the Lease early upon three months written notice to the landlord and the payment of a termination fee equal to six months rent at the then current monthly rental rate. As a result of the early termination SSES will pay the landlord a termination fee of $115,634.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits:

The following items are filed as exhibits to this current report on Form 8-K:

2.1       Bill of Sale and Assignment of Contract Rights Agreement, dated as of November 29, 2007, by and among TVI Corporation, Signature Special Event Services, Inc. and Classic Prime, Inc.*

99.1     Press Release dated November 29, 2007

*	Schedules have been omitted pursuant to SEC rules and will be provided upon SEC request.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TVI CORPORATION
(Registrant)

Date: November 29, 2007	/s/ Sherri S. Voelkel
Sherri S. Voelkel
Senior Vice President and Chief Financial Officer

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